                                                                    EXHIBIT 99.1

                             N E W S  R E L E A S E

                                                           FOR IMMEDIATE RELEASE
                                                           CONTACT:

                                                                    JOHN F. LANG
                                                        CHIEF ACCOUNTING OFFICER
                                                                  (517) 347-6207


                     PROFESSIONALS GROUP AND MEEMIC ANNOUNCE
                 COMPLETION OF MEEMIC'S CONVERSION AND OFFERING

         OKEMOS, MICHIGAN AND AUBURN HILLS, MICHIGAN, JULY 1, 1999 -- Professionals Group, Inc. (Nasdaq: PICM) and Michigan Educational Employees Mutual Insurance Company ("MEEMIC") announced today that the conversion of MEEMIC to a stock insurance company and the offering of shares in MEEMIC Holdings, Inc. ("MEEMIC Holdings") has been completed. MEEMIC policyholders subscribed for 1,533,983 shares of common stock in MEEMIC Holdings pursuant to the previously approved plan of conversion whereby MEEMIC will convert to a stock insurance company and become a wholly owned subsidiary of MEEMIC Holdings.

         Also pursuant to the plan of conversion, Professionals Group has converted the $21.5 million surplus note (plus accrued interest) of MEEMIC owned by Professionals Group into 2,302,209 shares of MEEMIC Holdings; and, Professionals Group has fulfilled its obligations as standby purchaser by purchasing 2,763,308 shares in the subscription offering. As a result, Professionals Group owns approximately 77% of the issued and outstanding shares of MEEMIC Holdings.

         The shares of MEEMIC Holdings will be issued to shareholders on July 1, 1999. MEEMIC Holdings will be traded on the Nasdaq National Market under the symbol "MEMH" beginning July 2, 1999. The registration statement of MEEMIC Holdings (registration statement no. 333-66671) should be consulted for additional information concerning the conversion and the role of Professionals Group.

         MEEMIC was founded in 1950 and provides personal auto and homeowners coverages to teachers and other educational employees in the state of Michigan. For 1998, MEEMIC had direct written premiums of $113 million.

         This news release and other Professionals Group releases are available at no charge through Professionals Group's World Wide Web site
(http://www.picm.com) and PR Newswire's Company News on-Call fax service, 800-758-5804, extension 115602.



                                      ###